(English Translation)

Exhibit 10.19

Agreement

Party A: PKU Technology Co., Ltd.

Party B: Talent Global International Company

1.
Based on the engagement agreement signed by PKU Technology Co. , Ltd. (“ PKU”) and Antaeus Capital Ltd. on October 18, 2007, Antaeus Capital Ltd. will provide investment banking service to PKU and assist PKU to go public via reverse merger and obtain financing.

2.	Talent Global International Company (“Talent Global”) agrees to assist Party A in getting such investment banking service, so Party A can go public and obtain the financing via reverse merger.

3.
In order to fulfill the goal for Party A to go public via reverse merger and also obtain the financing, Party A needs to employ investment banking firm such as Antaeus Capital Ltd., law firm and CPA’s and also needs to pay the bridge loan, respectively.

With mutual and friendly negotiation, Party B agrees to provide the bridge loan to pay the service expenses for Party A and then get reimbursement later as follows:

I.	Definition of the Bridge Loan

1.
The bridge loan includes the cost to employ American lawyers to handle the purchase of a public listed shell company and private placement, auditing, investment bankers and investors’ costs in doing due diligence for the case, public relation company’s fee, but excluding (1) Chinese litigation charge; (2) The cost to employ a brokerage firm by Party A; (3) The cost Party A spends on the road show and doing research for the case; (4) Other miscellaneous charges responsible by Party A.

2.	It is estimated that the bridge loan would be around US$300,000.00 (three hundred thousand US dollars); the exact figure should be based on the amount stated on the agreement.

3.	Above brokerage professional such as lawyer and CPA and PR should be recommended by Party B. And, the employment contract will be signed between Party A and each brokerage professional.

II.
Within three days of the Engagement Agreement signed by Party A and Antaeus Capital Ltd., Party A should pay Party B 50,000 rmb (Fifty thousand Chinese dollars, or so-called rmb) for the cost of doing initial due diligence and auditing.

III.
After the receipt of the above mentioned fund, Party B shall immediately arrange the personnel to start the initial due diligence and Party A shall fully cooperate and assign specific personnel to assist such a due diligence.

IV.	After Party B completes the due diligence, Party B should provide a written letter to indicate if Party B is willing to proceed.

1.	If the written letter indicates consent to proceed, the agreement will proceed;

2.	If the written letter indicates disagreement to proceed, this agreement will be void and Party B does not need to pay back the 50,000 rmb fee for doing initial due diligence and auditing.

V.
Within 5 days after Party A receives the written consent from Party B, both Parties shall set up a joint account and Party A will deposit US$60,000 (Sixty thousand US dollars, or rmb equivalent with the same day’s exchange rate) into that joint account as security deposit.

VI.	From the day the joint account is established and the above mentioned fund is deposited, Party B shall pay the bridge loan on behalf of Party A in accordance with the agreement.

VII.	Both Parties agree that the total bridge loan is estimated at US$240,000 (Two hundred forty thousand US dollars). But, the actual figure should be based on the amount stated on the agreement.

VIII.
Party B agrees that Party A shall reimburse the bridge loan in full plus the extra earning when Party A successfully goes public and obtains the financing. The extra compensation should be 30% on the total reimbursement and will be deducted from the financing proceed.

IX.	If Party A terminates the engagement agreement with Antaeus Capital Ltd. before the agreement expires, Party A shall compensate the sum of the following three costs:

1.	The bridge loan Party B already pays on behalf of Party A;

2.	Unpaid bridge loan based on the agreements Party A signed with each brokerage professional;

3.	50% of the sum of the costs of 1 and 2.

X.
If Party A terminates the engagement agreement before the agreement expires, this shall be considered as an indicator to allow Party B to withdraw the fund from the joint account to pay for the dues stated on IX. If the fund in the joint account is insufficient to pay for the dues stated on IX, Party B has right to demand the compensation from Party A.

XI.
If the engagement agreement has not expired, but Antaeus Capital Ltd. or Party B terminates the agreement, Party A has right to take back the fund from the joint account and terminates the agreement with each brokerage professional. Party B has obligation to be responsible for all the unpaid bridge loan.

XII.	If Party A is unable to go public and obtain the financing, Party A has right to take back the fund from the joint account and Party B shall pay for all unpaid bridge loan.

XIII.	The Agreement can only be altered with mutual consent.

XIV.	The Agreement has two original copies and Party A and B will hold one copy each.

XV.	The Agreement is signed on October 18, 2006 and is immediately effective after signed.